Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-276855, 333-271721, 333-271141, 333-266024 and 333-258735) of UpHealth, Inc. of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) dated April 4, 2024 relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BPM LLP

San Jose, California
April 4, 2024